Exhibit 10.35

February 10, 2014

Edward H. Rensi

6805 Hobson Valley Road, Suite 106

Woodridge, IL 60517

Dear Ed,

On behalf of the Board of Directors of Famous Dave’s of America, Inc., it’s with great pleasure that we extend to you an offer for the position of interim Chief Executive Officer, reporting directly to the Board of Directors. We are very excited at the prospect of your joining the Famous Dave’s team in such a visible and strategic position. These are dynamic times for our Company and we look forward to the contributions you will make to our current and future success. Outlined below are the terms of our offer:

Base Pay

You will receive an annualized base salary of $300,000.00 paid in accordance with the Company’s standard payroll practices.

Bonus Potential

You will be eligible for performance-based cash bonus awards from time to time. Payment of any such awards and the performance criteria on which they may be based will be fully within the discretion of the Board of Directors or the compensation committee thereof.

Stock Option Award

You will be granted a five year, 25,000 share stock option award. A grant will be made under the Company’s 2005 stock incentive plan that will be vested and exercisable with respect to 12,500 shares upon the grant date and will vest with respect to the remaining 12,500 shares on February 10, 2015.

Travel/Housing Allowance Expenses

You will be reimbursed for you reasonable travel and housing expenses upon submission of appropriate vouchers or receipts therefor, in an amount not to exceed $2,000 per month (pro rata for partial months).

At Will Employment

Employment with the Company is for an indefinite period of time. Nothing in this offer letter modifies or is intended to modify the at will employment relationship that we will have if you join the Company.

Company Policies

Your employment will be subject to the Company’s policies and procedures that we establish from time to time.

Confidentiality

You acknowledge and agree that during the term of your employment with the Company you will have access to various trade secrets and confidential business information (“Confidential Information”) of the Company. You agree that you will use such Confidential Information solely in connection with your obligations under this Agreement and, to the extent applicable, your service as a director of the Company, and you shall maintain in strictest confidence and shall not disclose any such Confidential Information, directly or indirectly or use such information in any other way during the term of this Agreement or following the termination thereof. You further agree to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this clause shall not apply to information which (i) was in your possession prior to receipt from the Company, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Company, its directors, officers, employees, agents or advisors, or (iii) becomes available to you from a third party having the right to make such disclosure.

Intellectual Property

You acknowledge that any and all patents, licenses, copyrights, trade names, trademarks, assumed names, service marks, promotional/marketing/advertising campaigns, designs, logos, slogans, computer software and other intellectual property developed, conceived or created by you in the course of your employment by the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, “Developments”) shall be, as between the Company and you, the sole and absolute property of the Company and you agree that you will, at the Company’s request and cost, take whatever action is necessary to secure the rights thereto by patent, copyright, assignment or otherwise to the Company. You agree to make full and prompt disclosure to the Company of any and all such Developments arising during the term of this Agreement.

Your Representations

We are pleased that you have decided to join the Company. However, it is very important for both you and the Company to make certain that there are no conflicts or potential conflicts between you and other organizations if you come to work for us. Therefore, we require that you make the following representations to us. If any of these is a problem for you, we would be glad to discuss them with you and try to work through them. The goal is to identify any possible problems up front and resolve them.

First, you do not have a contract with any other employer that restricts or prohibits you from working for the Company in the position that we have offered to you. It is our policy not to wrongfully interfere with the agreements of other organizations. If you have any such contract, for example, any type of non-competition agreement, non-

solicitation agreement, or confidentiality agreement, we must see it before we finalize this conditional offer of employment.

Secondly, we do not want you to bring to the Company any property or documents that belong to another person or employer. This goes for price lists, customer lists, sales or marketing plans, other business information, and any other information that any another employer told you verbally or in writing was its confidential information or trade secrets. In addition, we will not ask you to disclose, and you should not disclose to us, another employer’s confidential information or trade secrets.

Thirdly, if you have in your possession any property belonging to any other employer, we ask that you return it before you begin working at the Company. It does not matter if such materials are in paper or electronic format. Please return it if it belongs to another employer.

Other Conditions of this Offer

For immigration compliance purposes, we require you to produce the documents necessary to establish your identity and authorization to work in this country, and complete the federal I-9 form.

Please confirm your acceptance of our conditional offer by signing and dating one of the two enclosed copies and returning it to the undersigned.

Ed, on behalf of the Board of Directors we are confident of the impact you will make and are looking forward to working closely with you.

Very Truly Yours,

Famous Dave’s of America, Inc.

By:	/s/ Dean A. Riesen
Member, Board of Directors

AGREED AND ACCEPTED:

/s/ Edward H. Rensi		February 10, 2014
Edward H. Rensi		Date

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